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                                                              October 17, 1995

Peter J. Kleinknecht
23 Roscoe Road
Wilton, CT  06897

                           Re:      Amendment to Employment Agreement

Dear Mr. Kleinknecht:

         Reference is made to the Employment Agreement made and entered into as of May 9, 1994 by and between IPC Information Systems, Inc. ("Company") and you ("Agreement"). Section 3 of the Agreement addresses your title and duties thereunder and states that you shall serve as Vice Chairman of the Company with certain enumerated duties, receiving the compensation specified in Section 4, and that you shall also serve as President without additional compensation.



         By execution of this letter agreement, which shall only be effective upon and concurrently with the execution by Richard P. Kleinknecht of a similar amendment to his employment agreement, you agree (i) to resign as President, concurrently with the appointment by the Board of Directors of a new President;
(ii) to give your written consent, pursuant to Section 3 of the Agreement, to the appointment of Steven T. Clontz as the Company's Chief Executive Officer and President.



         You further agree to replace Section 3 of the Agreement as follows:



               Section 3. DUTIES. Mr. Kleinknecht shall serve as Vice Chairman of the Company. Mr. Kleinknecht's responsibilities, duties and authority as Vice Chairman shall, subject to the direction of the Board and the By-laws of the Company and any applicable provisions of the General Corporation Laws of the State of Delaware, be those customarily associated with such position and shall include, but not be limited to, contributing to the planning for the Company's long term needs and objectives and strategic business development, all in consultation with the Chairman and Chief Executive Officer and President. Mr. Kleinknecht shall execute documents in the name of the Company and do such other official acts on behalf of the Company as are appropriate and permitted by the By-laws of the Company. Mr. Kleinknecht shall also preside, in the absence of the Chairman, over all meetings of the Company's Board and shareholders at which he is present. The Company shall not appoint a Chief Executive Officer or President of the Company without Mr. Kleinknecht's prior written approval of such appointment.



         If the proposed amendment meets with your approval, kindly signify your acceptance by signing the enclosed copy of this letter where indicated and returning it, whereupon, subject to the condition in the second paragraph hereof, the Agreement shall, in accordance with Section 25 thereof, be deemed amended.

                                                              Yours very truly,

                                                   IPC INFORMATION SYSTEMS, INC.


                                                   By:__________________________
________________________________                      Name: Daniel Utevsky
                                                      Title: Corporate Secretary
ACCEPTED AND AGREED TO
AS OF OCTOBER 17, 1995

_________________________________
         Peter J. Kleinknecht


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